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                                                                                                                         EXHIBIT 12
                                                           ASHLAND INC.
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                           (In millions)


                                                                                                               Six months ended
                                                                  Years ended September 30                         March 31
                                                  ---------------------------------------------------------  ----------------------
                                                       2000       2001        2002        2003        2004        2004        2005
                                                  ----------  ---------   ---------   ---------  ----------  ----------  ----------
EARNINGS
--------

Income from continuing operations                 $     272   $    390    $    115    $     94   $     398   $      27   $     126
Income taxes                                            179        266          68          44         150          16          79
Interest expense                                        189        160         133         121         112          56          56
Interest portion of rental expense                       39         40          35          33          35          16          18
Amortization of deferred debt expense                     2          2           2           2           2           1           2
Distributions in excess of (less than) earnings
    of unconsolidated affiliates                       (113)       (91)         20         (98)       (263)         97        (212)
                                                  ----------  ---------   ---------   ---------  ----------  ----------  ----------
                                                  $     568   $    767    $    373    $    196   $     434   $     213   $      69
                                                  ==========  =========   =========   =========  ==========  ==========  ==========

FIXED CHARGES
-------------

Interest expense                                  $     189   $    160    $    133    $    121   $     112   $      56   $      56
Interest portion of rental expense                       39         40          35          33          35          16          18
Amortization of deferred debt expense                     2          2           2           2           2           1           2
                                                  ----------  ---------   ---------   ---------  ----------  ----------  ----------
                                                  $     230   $    202    $    170    $    156   $     149   $      73   $      76
                                                  ==========  =========   =========   =========  ==========  ==========  ==========

RATIO OF EARNINGS TO FIXED CHARGES                     2.47       3.80        2.19        1.26        2.91        2.92        0.91

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